Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") shall be effective as of the 14th day of June, 2002, by and between those persons listed on Exhibit "A" (each a "Seller" and collectively "Sellers"), and FreewillPC.com, Inc., a Nevada corporation, having an office at 185 Madison Avenue, 10th Floor, New York, New York 10016 ("Buyer").

         WHEREAS, Sellers are, in the aggregate, the owner substantially all of the issued and outstanding capital stock of American Leisure Holdings, Inc., a Nevada corporation, (the "Company") which is a conglomerate of companies comprised of subsidiary and associated entities, as further described in Section
2.2 herein (each subsidiary and each associated company is referred to herein as a "Subsidiary" and collectively "Subsidiaries"; the Company with the Subsidiaries are collectively referred to herein as the "ALH Group");

         WHEREAS, pursuant to the terms and conditions set forth herein, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding capital stock of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                      SALE AND TRANSFER OF SHARES; CLOSING

         1.1 Sale and Purchase of Company Common Shares. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and covenants contained herein, at the Closing, each Seller shall sell to Buyer the number of shares (the "Company Common Shares") of the Company common stock, par value $0.001 per share, (the "Company Common Stock") and the number of shares (the "Company Preferred Shares") of the Company Series A Preferred Stock, par value $0.01 per share, (the "Company Preferred Stock") set forth next to such Seller's name on Exhibit "A" annexed hereto, which Company Common Shares and Company Preferred Shares in the aggregate represent substantially all of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens, and Buyer shall purchase all such Company Shares.

         1.2 Payment of Purchase Price for Company Common Shares and Company Preferred Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, at the Closing, in consideration for the Company Shares, Buyer shall issue to Sellers such number of shares (the "Buyer Common Shares") of Buyer's common stock, $0.001 par value per share (the "Buyer Common Stock") as set forth on Exhibit "A", which Buyer Common Shares shall be allocated among each Seller as set forth on Exhibit "A" annexed hereto, and, in consideration for the Company Preferred Shares, Buyer shall issue to each Seller identified on Exhibit "A" annexed hereto as the holder of Company Preferred Shares such number of shares (the "Buyer Preferred Shares") of Buyer's Series A Preferred Stock, $0.01 par value per share (the "Buyer Preferred Stock"), which designations are set forth in the Certificate of Designations annexed hereto as Exhibit "B", which Buyer Preferred Shares shall be allocated among each such Seller as set forth on Exhibit "A" annexed hereto.

         1.3 Closing. The closing (the "Closing") shall take place at the offices of Raice Paykin & Krieg, LLP, 185 Madison Avenue, 10th Floor, New York, New York at 10:00 a.m. local time, on a date, not more than ten (10) business days after all conditions to Closing have been satisfied or waived. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the "Closing Date".

                                   ARTICLE II
              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

         Each Seller, severally, makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

         2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, and operate its business and assets. The Company is duly qualified, licensed or admitted to do business and in good standing in the jurisdictions in which the conduct of its business, the ownership, operation of its properties and assets, or the transactions contemplated by this Agreement, require it to be so qualified, licensed or admitted.

         2.2 Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its businesses and assets. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, operation of such Subsidiary's businesses and assets, the conduct or nature of its business, or the consummation of the transactions contemplated herein makes such qualification, licensing or admission necessary. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned, beneficially and of record, by the Company or a Subsidiary owned by the Company free and clear of all Liens and there are no outstanding Options with respect to any Subsidiary.

The Company has four subsidiaries as follows:

         o American Leisure, Inc., a Florida corporation;

         o American Professional Management Group, Inc., a Florida corporation;

         o Sunstone Golf Resort, Inc., a Florida corporation;

         o Leisureshare International PLC, an English corporation

American Leisure, Inc., has three subsidiaries as follows:

         o WestAmerica Land Co., Inc. (100% interest);

         o I-Drive Limo's, Inc. (100% interest)(A limousine owner);

         o American Leisure Homes, Inc. (100% interest) (Offering vacation ownership and wholesale properties for sale through a joint venture with a ERA franchise holder).

American Leisure, Inc. has one associated company -- American Vacation Resorts, Inc. (41.25% interest) (A vacation club, subject to the terms of a Voting Trust, Bylaws and Articles of Incorporation attached hereto as Exhibit "C").

         2.3 Capitalization. The total authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share, of which up to 5,016,665 shares are due to be issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares of preferred stock have been designated Series A Preferred Stock, of which up to 880,000 shares are due to be issued and outstanding.

         2.4 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock (collectively, "Options"). Except for the Company's option to acquire,

         i)   The majority of the capital stock of Hickory Travel Systems, Inc.,

         ii) To acquire 41.25% of American Vacation Resorts, Inc. from Malcolm and Gillian Wright,

         iii) The Company's agreement to issue 200,000 warrants to Investor Relations Group, Inc dated June 11, 2002 at $5 a share there are no agreements, arrangements or understandings between any Seller, the Company and any other Person regarding the Company Shares (or the transfer, disposition, holding or voting thereof).

         2.5 Financial Statements. The unaudited balance sheets as of December 31, 2001 and related statements of profit and loss for the year ended December 31, 2001 (the "Financial Statements") of each of the Subsidiaries of the Company fairly present the financial position of such Subsidiaries as at the dates and for the periods indicated.

         2.6 Absence of Changes. Since December 31, 2001, the ALH Group has conducted its business only in the Ordinary Course of Business and there has not been: (a) any Material Adverse Change; (b) any material damage, destruction or loss, whether covered by insurance or not, with regard to the ALH Group's properties and business save as provided for in the American Vacation Resorts, Inc Bylaws, Articles of Incorporation and Voting Trust; (c) any amendment or change in the ALH Group's authorized or issued capital stock, or Charter Documents; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of, the capital stock of the ALH Group, any purchase, retirement, redemption or other acquisition of, any grant of any stock option, warrant or other right to purchase shares of, or the grant of any registration rights with respect to, the capital stock of the ALH Group; (e) any cancellation of, or agreement to cancel any indebtedness or obligation owing to the ALH Group; (f) any amendment, modification or termination of any existing Permits or Contracts, or entering into any new Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of the ALH Group; (g) any entry into any material Contract by the ALH Group not in the Ordinary Course of Business, including, without limitation, relating to any borrowing, capital expenditure or the sale or purchase of any property, rights, or assets or any options or similar agreements with respect to the foregoing; (h) any disposition by the ALH Group of any material asset; (i) any adverse change in any Contract or relationship with any customer or supplier the sales patterns, pricing policies, accounts receivable or accounts payable relating to the ALH Group; (j) any write-down of the value of any inventory of the ALH Group, or write-off, as uncollectible, of any notes, trade accounts or other receivables; or (k) any change by the ALH Group in accounting methods or principles.

         2.7 Consents; Contracts. No consent of any party to any Contract or from any Authority is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents that are obtained, in form and substance reasonably acceptable to Buyer, and delivered to Buyer at the Closing. Each material Contract to which any member of the ALH Group is a party is in full force and effect and is valid and enforceable in accordance with its terms. Each member of the ALH Group has performed in all material respects all obligations required to be performed by it and (i) is not in default in any respect under or in breach of, and (ii) is not in receipt of any claim of default or breach under any material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which any member of the ALH Group is subject (including without limitation all performance bonds, warranty obligations or otherwise). No member of the ALH Group has any present expectation or intention of not fully performing all such obligations.

         2.8 Litigation. Except for the lawsuits concerning Rock Investment Trust, Dr Barrett and the Litigation concerning Leisureshare's subsidiaries disclosed in its accounts, copies of relevant court filings of which have been provided to Buyer, there is no Claim pending or, except for possible litigation against American Vacation Resorts, Inc. and American Leisure, Inc by TravelByUs, Inc and J George Claveau., threatened against, relating to or affecting the ALH Group or any of the assets or businesses of the ALH Group nor is there any Order outstanding against the ALH Group or any of the assets or properties of the ALH Group.

         2.9 Compliance with Regulations and Orders; Permits; Affiliations. The ALH Group is presently complying with all applicable Regulations and Orders of Authorities in respect of its operations, businesses, equipment, practices, real property, plants, structures and other properties, and all other aspects of its business and operations. The ALH Group has all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, "Permits") required for the ALH Group to conduct its business as presently conducted. Each such Permit is valid and in full force and effect and there is no basis for believing that such Permit will not be renewable upon expiration.

         2.10 No Violation; Consents and Approvals. The execution and delivery by any Seller of this Agreement, the Ancillary Documents and the fulfillment of and compliance with the respective terms hereof and thereof do not and will not,
(a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of the ALH Group pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Authority or other third party (including, without limitation, any creditor, customer or supplier) pursuant to, the Charter Documents of the ALH Group or any Regulation, Order or Contract to which the ALH Group is subject.

         2.11 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared by or at the instructions of Sellers, for or supplied to Buyer by or on behalf of Sellers or the ALH Group with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

         Each Seller, individually, and not jointly and severally, makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

         3.1 Authorization. Such Seller that is a natural person has full legal right, power and capacity to enter into this Agreement and all other agreements, documents, instruments and certificates contemplated herein or related hereto (the "Ancillary Documents") and perform his or her obligations hereunder and thereunder. Such Seller that is not a natural person is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and perform its obligations hereunder and thereunder. Upon execution and delivery of this Agreement and the Ancillary Documents by the parties hereto and thereto, this Agreement and each of the Ancillary Documents shall constitute the legal, valid and binding obligation of such Seller, enforceable against him, her or it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor rights generally and by general equitable principles.

         3.2 Title. Such Seller (a) is the sole record and beneficial owner of the Company Common Shares and Company Preferred Shares set forth next to such Seller on Exhibit "A" annexed hereto, free and clear of all Liens, save as disclosed in this Agreement and (b) has sole managerial and dispositive authority with respect to such Company Common Shares and Company Preferred Shares. All proxies granted with respect to such Seller's Company Common Shares and Company Preferred Shares have been validly revoked. Upon delivery to such Seller by Buyer of the Purchase Price at the Closing, such Seller will convey, and Buyer will own and hold, good and marketable title to the Company Common Shares and Company Preferred Shares, free and clear of any and all Liens or contractual restrictions or limitations whatsoever.

         3.3 Authorization. Such Seller has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. Such Seller is not required to submit any notice, report, or other filing with any governmental authority in connection with such Seller's execution or delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by such Seller in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

         3.4 Brokerage. Such Seller has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the ALH Group or from Buyer or its Affiliates, except for the provisions contained in agreements entered into with OTC Derivatives, S.A., Investor Relations Group, Inc and US Funding Corp. upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         3.5 Purchase Entirely for Own Account. The Buyer Common Shares and/or the Buyer Preferred Shares (and the Buyer Common Stock issuable upon conversion of the Buyer Preferred Shares) to be issued to such Seller in accordance with this Agreement will be acquired for investment for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

         3.6 Disclosure of Information. Such Seller believes he, she or it has received all the information such Seller considers necessary or appropriate for deciding whether to purchase the Buyer Common Shares and/or the Buyer Preferred Shares. Such Seller further represents that he, she or it has had an opportunity to ask questions of and receive answers from Buyer regarding the terms and conditions of the transactions contemplated by this Agreement.

         3.7 Restricted Securities. Such Seller understands that the Buyer Common Shares and/or the Buyer Preferred Shares (and the Buyer Common Stock issuable upon conversion of the Buyer Preferred Shares) such Seller is purchasing constitutes "restricted securities" under the federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act of 1933, as amended (the "Act"), except in certain limited circumstances. Such Seller understands that the certificates evidencing the Buyer Common Shares and/or the Buyer Preferred Shares (and the Buyer Common Stock issuable upon conversion of the Buyer Preferred Shares) shall bear an appropriate restrictive legend. With respect to Buyer Common Shares and/or the Buyer Preferred Shares (and the Buyer Common Stock issuable upon conversion of the Buyer Preferred Shares) issued in reliance on the exemption from registration under Regulation S promulgated under the Act, Buyer shall refuse to register any transfer of the Buyer Common Shares and/or the Buyer Preferred Shares (and the Buyer Common Stock issuable upon conversion of the Buyer Preferred Shares) not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; unless foreign law prevents Buyer from refusing to register securities transfers, which Buyer shall implement other reasonable procedures to prevent any transfer not made in accordance with the provisions of Regulation S.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein as follows:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

         4.2 Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Buyer has duly authorized the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, and no other corporate proceedings on its part are necessary to authorize this Agreement, such Ancillary Documents and the transactions contemplated hereby and thereby. Upon execution and delivery of this Agreement and the Ancillary Documents by the parties hereto and thereto, this Agreement and the Ancillary Documents to which Buyer is a party shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles.

         4.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of Buyer, or any Regulation to which Buyer is subject, or any material Contract or Order to which Buyer or its properties are subject. Buyer will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.4 Governmental Authorities. Buyer has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby. Buyer is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement, the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by Buyer in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby.

         4.5 Brokerage. Buyer has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Buyer, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer shall be solely responsible for any and all fees, commissions or other compensation to any such broker employed by Buyer.

         4.6 Capitalization. The total authorized capital stock of Buyer consists of 100,000,000 shares of common stock, par value $0.001 per share, of which 5,400,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which none have been designated or are issued and outstanding. In addition, Buyer has authorized (i) the issuance of up to 3,000,000 shares of Buyer Common Stock in a private placement at a price of not less than $1.50 per share, (ii) the grant of 5,000 shares of Buyer Common Stock to its President and Chief Executive Officer, James Leaderer,
(iii) the issuance of 20,000 shares of Buyer Common Stock to Tripoint Capital.

         4.7 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock.

         4.8 Litigation. There is no Claim pending or, except for a verbal claim for additional shares of Buyer Common Stock by Tripoint Capital, Inc., threatened against, relating to or affecting Buyer or any of the assets or businesses of Buyer nor is there any Order outstanding against Buyer or any of the assets or properties of Buyer.

         4.9 Disclosure. Neither this Agreement or any of the Ancillary Documents to which Buyer is a party nor any exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Sellers by Buyer with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                    ARTICLE V
                               COVENANTS OF SELLER

         From the date hereof until the Closing Date, except as otherwise consented to or approved by Buyer in writing, Sellers shall cause the Company and each other member of the ALH Group to:

         5.1 Regular Course of Business. Operate its business diligently and in good faith and in the Ordinary Course of Business, including, without limitation: (i) maintaining all of its respective properties in good order and condition; (ii) maintaining (except for expiration due to lapse of time) all Contracts in effect without change except as expressly provided herein; (iii) complying with the provisions of all Regulations and Orders applicable to the ALH Group and the conduct of its respective business; (iv) maintaining insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date;
(v) preserving the business of the ALH Group intact; (vi) using its best efforts to keep available for the ALH Group and Buyer, the services of the employees of the ALH Group; and (vii) preserving the good will of clients, suppliers and others having business relations with the ALH Group.

         5.2 Certain Restrictions. Refrain from: (i) changing or amending the Charter Documents of the Company or any other member of the ALH Group; (ii) merging with or into or consolidating with any other Person; (iii) acquiring all or substantially all of the stock or the assets of any Person or changing the character of its business; (iv) issuing or selling any shares of the Company's or any other member of the ALH Group's capital stock of any class or any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of such capital stock; (v) permitting any liens upon, pledging or otherwise encumbering any shares of such capital stock or any of their respective assets or properties; (vi) declaring, paying or setting aside for payment any dividend or other distribution to any of the stockholders of the Company or any other member of the ALH Group, in respect of their respective capital stock or otherwise; (vii) directly or indirectly, redeeming, retiring, purchasing or otherwise acquiring any shares of their respective capital stock or any of their respective indebtedness for money borrowed in advance of any scheduled repayment date; (viii) making any capital expenditures, or commitments with respect thereto; (ix) incurring, assuming or guaranteeing any indebtedness, obligations or liabilities or entering into any transactions or making any commitment to do any of the foregoing except in the Ordinary Course of Business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with Buyer; (x) canceling, releasing, waiving or compromising any debt, Claim or right in their respective favor; (xi) altering the rate or basis of compensation of any of their respective officers, directors, employees or consultants; and (xii) taking any action or failing to take any action as a result of which any of the other changes or events listed in Section 2.6 hereof is likely to occur.

         5.3 Full Access and Disclosure.

             (a) Afford to Buyer and its counsel, accountants and other authorized representatives reasonable access during business hours to the ALH Group's facilities, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the ALH Group's, including financial statement and other audits at the sole cost and expense of Buyer; and each Seller shall cause the

ALH Group's officers, employees and auditors to furnish on a timely basis such additional financial and operating data and other information as Buyer shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the ALH Group made by the ALH Group's independent auditors in connection with any examination of the ALH Group's financial statements and books and records.

                  (b) Promptly notify Buyer in writing if any Seller becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of any Seller as of the date of this Agreement, or if any Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

         5.4 Fulfillment of Conditions Precedent. Refrain from taking any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement. Each Seller shall use his, her or its best efforts to obtain at such Seller's expense, on or prior to the Closing Date, all such waivers, permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

         5.5 Tax Returns. File all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "Pre-Closing Tax Return"), and the ALH Group shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority; and the ALH Group shall pay all costs associated with the preparation thereof.

         5.6 Public Announcements. Refrain from disclosing any of the terms of this Agreement to any third party (other than Buyer's advisors and the Sellers' advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of Buyer's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Buyer and the Sellers' representative.

         5.7 Termination of Agreements. Terminate or cause to be terminated, on or prior to the Closing Date, any stockholders' agreements, voting agreements or voting trusts to which any Seller or the Company is a party.

                                   ARTICLE VI
                               COVENANTS OF BUYER

         6.1 Certain Restrictions. From the date hereof until the Closing Date, except as otherwise consented to or approved in writing by Sellers owning a majority of the Company Common Shares and a majority of the Company Preferred Shares, Buyer shall not issue or sell any shares of the Buyer of any class or any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of such capital stock.

         6.2 Full Access and Disclosure. Buyer hereby covenants and agrees with Sellers that prior to the Closing or the termination of this Agreement, Buyer shall afford to Sellers, and their counsel, accountants and other authorized representatives an opportunity to make such reasonable investigations as they shall desire to make of the business of Buyer; and Buyer shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as Sellers shall from time to time reasonably request. From time to time prior to the Closing Date, Buyer shall promptly supplement or amend information previously delivered to Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         7.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use his, her or its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement.

         7.2 Consents. Without limiting the generality of Section 7.1, each of the parties hereto shall use his or its best efforts to obtain all Permits of all Persons and Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

         7.3 No Termination of Any Seller's Obligations by Subsequent Incapacity. Each Seller specifically agrees that the obligations of such Seller hereunder shall not be terminated by the death or incapacity of such Seller.

         7.4 Confidentiality. From the date hereof to and including the Closing Date, Buyer, on the one hand, and each Seller, on behalf of himself, herself or itself and the ALH Group, on the other hand, shall cause its principals, officers and other personnel and authorized representatives to hold in confidence, and not disclose to any other Person without the other party's prior consent, all written and oral information furnished or disclosed by or received from such party or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be contemplated therein.

                                  ARTICLE VIII
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Buyer:

         8.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of each Seller contained in Article II and
Article III and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, each Seller to Buyer, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Each Seller shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by him, her or it prior to the Closing Date or at the Closing.

         8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 Third Party Consents. Sellers shall have delivered to Buyer, in form and substance reasonably acceptable to Buyer, all consents, approvals, waivers or other authorizations reasonably requested by Buyer with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         8.4 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. Buyer shall have received a certificate (which shall be addressed to Buyer), dated the Closing Date, from a representative of Sellers certifying to the foregoing.

         8.5 Due Diligence. Buyer shall have completed its due diligence investigation with respect to the ALH Group including, but not limited to, business, financial, legal, operational, customer, worker's compensation, employee (both internal and external) and real estate due diligence, with results satisfactory to Buyer in its sole discretion.

         8.6 Seller's Closing Documents. Seller shall have delivered to Buyer executed originals of each of the Sellers' closing documents.

                                   ARTICLE IX
                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

         Each and every obligation of each Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Sellers:

         9.1 Representations and Warranties; Performance. The representations and warranties of Buyer contained in Article IV and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, or in any writing delivered by Buyer to Sellers, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

         9.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         9.3 Purchase Price. Each Seller shall have received the purchase price required to be delivered at Closing and to which such Seller is entitled pursuant to Section 1.2 hereof.

         9.4 Buyer's Closing Documents. Buyer shall have delivered to Sellers executed originals of each of the other Buyer's Closing Documents.

         9.5 Directors and Officers. Seller shall have received the resignations of the Directors and Officers of the Company, which resignations shall be effective as of 90 days from the Closing Date.

                                    ARTICLE X
                            TERMINATION OF AGREEMENT

         10.1 Methods of Termination. This Agreement shall terminate:

              (a) by mutual consent of Buyer and Sellers holding a majority of the Company Common Shares and a majority of the Company Preferred Shares; or

              (b) on July 31, 2002.

         10.2 Procedure Upon Termination. In the event this Agreement is terminated as provided in Section 10.1:

                  (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto of the other party or the ALH Group (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                  (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement.

                                   ARTICLE XI
                               CLOSING DELIVERIES

         11.1 Deliveries by Sellers. At the Closing, in addition to any other documents or agreements required under this Agreement, Sellers shall deliver to Buyer the following:

                  (a) Certificates, in genuine and unaltered form, representing at least 51% of the Company Common Shares and Company Preferred Shares, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, for transfer to Buyer;

                  (b) Evidence, in form satisfactory to Buyer, that all consents and approvals referred in Section 8.3 have been obtained;

                  (c) A letter from the President confirming that The Articles of Incorporation of the Company, as amended and restated are up-to-date and correct and that he has applied for a Certificate from the Nevada Secretary of State;

                  (d) A letter from the President confirming that the Company is in good standing and that he has applied for a Certificate of good standing from the Nevada Secretary of State;

                  (e) Such other agreements, documents and instruments reasonably requested by Buyer to effectuate the transactions contemplated in this Agreement.

         11.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to each Seller in accordance with Exhibit "A" annexed hereto, the following:

                  (a) Certificates evidencing the Buyer Common Shares and Buyer Preferred Shares to each Seller in accordance with Exhibit "A" annexed hereto;

                  (b) A letter from the President confirming that The Articles of Incorporation of Buyer, as amended and restated, and Certificate of Designations of Series A Preferred Stock, are up-to-date and correct and that he has applied for each to be certified by the Nevada Secretary of State;

                  (c) A letter from the President confirming that the Buyer is in good standing and that he has applied for a Certificate of Good Standing for Buyer from the State of Nevada; and

                  (d) Such other agreements, documents and instruments reasonably requested by Sellers to effectuate the transactions contemplated in this Agreement.

                                   ARTICLE XII
                             POST-CLOSING COVENANTS

         12.1 Further Assurances. If at any time after the Closing Date, Buyer, on the one hand, or any Seller, on the other hand, shall consider or be advised that any further agreements, instruments, documents, deeds, papers, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in such party, the title to any property or rights of the other acquired or to be acquired by reason of, or as a result of, this Agreement or any of the transactions contemplated herein, the other party agrees that it or they shall execute and deliver all such proper agreements, instruments, documents, deeds, papers, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in such party and otherwise to carry out the purpose of this Agreement.

         12.2 Audited Financial Statements. Each Seller shall use his, her or its best efforts to cause to be completed and delivered to Buyer audited financial statements of the Company and each of the Company's Subsidiaries, reasonably necessary for Buyer to meet its reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         12.3 Vyrtex Shares. Vyrtex Limited, which owns 3,830,000 shares of Buyer Common Stock shall surrender to Buyer for cancellation not less than 3,791,700 shares (or 99%) of such Buyer Common Stock.

                                  ARTICLE XIII
                       SURVIVAL OF TERMS; INDEMNIFICATION

         13.1 Survival; Knowledge. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (i) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (ii) all representations and warranties shall survive and continue until eighteen (18) months from the Closing Date (the "Anniversary Date"), except for representations and warranties for which a claim for indemnification hereunder (an "Indemnification Claim") shall be pending as of the Anniversary Date, in which event such representations and warranties shall survive with respect to such Indemnification Claim until the final disposition thereof.

         13.2 Indemnification by Seller. Each Seller shall, severally, indemnify, defend and hold harmless Buyer and each of the officers, directors, employees, shareholders, attorneys, accountants, partners, representatives, agents, successors and assigns of each of the foregoing (each an "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of such Seller under this Agreement, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Sellers hereunder.

         13.3 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless each Seller and each of the representatives, agents, successors and assigns of such Seller (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties"), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of Buyer under this Agreement, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Buyer hereunder.

         13.4 Third Party Claims.

                  (a) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation, or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article XIII, would not be fully indemnified hereunder; or
(iii) may have an adverse impact on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee). The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner.

                  (b) Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise, unless in the case of a judgment an appeal is made from the judgment, plus all other Claims of the Indemnitee with respect thereto (including legal fees and expenses). If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party Claim.

                  (c) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor shall have the right to settle any Claim against it or as to which it has assumed the defense, subject to the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld provided that such settlement involves only the payment of a fixed sum which the Indemnitor is obligated to pay and does not include any admission of liability or other such similar admissions by or related to Indemnitee with respect to such Claim.

                  (d) An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless: (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or Claim; (ii) the Indemnitor shall not have employed, or is prohibited under this Section 13.4 from employing, counsel in the defense of such action or Claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

         13.5 Limitation on Indemnification.

                  (a) None of the Buyer Indemnified Parties shall assert any Indemnification Claim hereunder against any Seller until such time as, and solely to the extent that, the aggregate of all such claims which the Buyer Indemnified Parties may have against Sellers shall exceed One Hundred Thousand Dollars ($100,000) (the "Seller's Indemnification Threshold"), and the maximum amount that each Seller shall be liable under this Article XIII shall be limited to the value of the purchase price such Seller received pursuant to Section 1.2.
As to each Seller, the aggregate of all Claims against such Seller shall be limited to recourse against the Buyer Common Shares and the Buyer Preferred Shares (and any securities issued in conversion thereof) issued to such Seller pursuant to Section 1.2, and the proceeds from the sale, transfer or hypothecation of such Buyer Common Shares and the Buyer Preferred Shares (and any securities issued in conversion thereof).

                  (b) None of the Seller Indemnified Parties shall assert any Indemnification Claim hereunder against Buyer until such time as, and solely to the extent that, the aggregate of all such claims which the Seller Indemnified Parties may have against Buyer shall exceed One Hundred Thousand Dollars ($100,000) (the "Buyer Indemnification Threshold").

                                   ARTICLE XIV
                          DEFINITIONS; INTERPRETATIONS

         14.1 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         14.2 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

         14.3 Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         14.4 Certain Definitions. Capitalized terms not defined in this Agreement, shall have the following respective meanings:

                  "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "Authority" means any international, federal, state local or municipal governmental, regulatory or administrative body, agency, department, division, subdivision, office, arbitrator or other authority, any court or judicial authority, or any public, private or industry regulatory agency or authority.

                  "Claim" means any action, claim, obligation, liability, damage, loss, deficiency, cost, expense, commitment, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "Debt" means, for any Person as of any date, the aggregate outstanding and unpaid balance (including but not limited to unpaid principal, accrued interest, costs and expenses) of all indebtedness of such Person which bears interest that would be included in Interest Expense of such Person for a fiscal period that includes such date.

                  "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

                  "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                  "Material Adverse Change" means any development or change which has, had or would have a Material Adverse Effect.

                  "Material Adverse Effect" means, as to any Person, any circumstances, events, state of facts or matters which has had, or might reasonably be expected to have, a material adverse effect on (i) such Person's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects, or (ii) the ability of such Person to consummate any of the transactions contemplated by this Agreement or any of the related agreements, instruments or documents or (iii) the benefits contemplated to be conferred on such Person by this Agreement or any of the related agreements, instruments or documents.

                  "Order" means any decree, consent decree, judgment, award, order, injunction or consent of or by an Authority.

                  "Ordinary Course of Business" shall mean an action taken by a Person only if (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "Person" means any individual, corporation, partnership, limited partnership, limited liability partnership or company, joint venture, company, syndicate, union, unincorporated organization, association, trust, entity, Authority or natural person.

                  "Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

         15.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Companies, Buyer and Seller.

         15.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         15.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

If to any Seller:          The address as set forth on Exhibit "A"

With a copy to:            Malcolm J Wright
                           2701 Spivey Lane
                           Orlando, FL 32837

If to Buyer:               FreewillPC.com, Inc.
                           185 Madison Avenue, 10th Floor
                           New York, NY 10016
                           Attn: President

or to such other person or address as such party shall furnish by notice to all other parties in writing.

         15.4 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

         15.5 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         15.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         15.7 Governing Law. The Agreement shall be governed by the internal laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect and performance.

         15.8 Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City and County of New York, State of New York, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to a federal court in New York, New
York); (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth here in for communications to such party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

         15.9 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         15.10 Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to implement or satisfy the express provisions of this Agreement.

         15.11 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         15.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         15.13 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         15.14 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         15.15 Attorneys' Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred with respect to trials, appeals and collection.

         15.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

SELLERS:


       /s/
__________________________________________
         Malcolm John Wright


       /s/
__________________________________________
         Gillian Moore Wright


       /s/
__________________________________________
         Roger Charles Maddock


       /s/
__________________________________________
         Peter Michael Webb


       /s/
__________________________________________
         S. Wright


       /s/
__________________________________________
         A. Woodward


       /s/
__________________________________________
         D. Jobbins


       /s/
__________________________________________
         H. Adams


       /s/
__________________________________________
         T. Lee


       /s/
__________________________________________
         V. Webb

       /s/
__________________________________________
         Stuart Graham Wright


       /s/
__________________________________________
         Claire Tracey Wright & Stuart Graham Wright

Group One Productions, Inc.




By:    /s/
   _______________________________________
         Authorized Signatory

Arvimex Inc.



By:    /s/
   _______________________________________
         Authorized Signatory


Xpres Ltd



By:    /s/
   _______________________________________
         Authorized Signatory

Webb Hop Warehousing Ltd.



By:    /s/
   _______________________________________
         Authorized Signatory

Raster Investments, Inc



By:
   _______________________________________
         Authorized Signatory

BUYER:

FreewillPC.Com, Inc, Inc.



By:    /s/
   _______________________________________
         Authorized Signatory

                                   EXHIBIT "A"


-------------------------------------------------------------------------------------------------------------
Name and Address                                Company        Buyer          Company         Buyer
                                                Common         Common         Preferred       Common
                                                Shares         Shares         Shares          Shares
-------------------------------------------------------------------------------------------------------------
Malcolm John Wright                                   845,733        845,733          55,000          55,000
2701 Spivey Lane
Orlando, FL 32873
-------------------------------------------------------------------------------------------------------------
Gillian Moore Wright                                  230,000        230,000               0               0
2701 Spivey Lane
Orlando, FL 32873
-------------------------------------------------------------------------------------------------------------
Roger Charles Maddock                                 345,348        345,348          30,000          30,000
Roseville, La Route Neuve,
St. Brelard, Jersey, C1
-------------------------------------------------------------------------------------------------------------
Peter Michael Webb                                    256,909        256,909           5,000           5,000
11 Lewis Crescent, Brighton,
Sussex BN2 1FH
-------------------------------------------------------------------------------------------------------------
Group One Productions, Inc.                           230,000        230,000               0               0
2555 Temple Trail, Winter Park
Orlando, FL 32789
-------------------------------------------------------------------------------------------------------------
Arvimex Inc.                                        1,942,268      1,942,268         475,000         475,000
AIB House, Grenville Street,
St. Helier, Jersey, CI
-------------------------------------------------------------------------------------------------------------
Xpres Ltd                                             403,942        403,942         215,000         215,000
AIB House, Grenville Street,
St. Helier, Jersey, CI
-------------------------------------------------------------------------------------------------------------
S. Wright                                              27,306         27,306          10,000          10,000
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
A. Woodward                                             5,950          5,950               0               0
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
D. Jobbins                                             27,171         27,171          10,000          10,000
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
H Adams                                                17,387         17,387               0               0
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
T. Lee                                                 12,872         12,872               0               0
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
V. Webb                                                 8,694          8,694               0               0
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
Stuart Wright                                         133,916        133,916          40,000          40,000
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
Claire Tracey Wright & Stuart Graham Wright           133,916        133,916          40,000          40,000
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
Webb Hop Warehousing Ltd.                               2,253          2,253               0               0
c/o Messrs Downs
Attention Chris Shipley
156 High Street, Dorking,
Surrey, England
-------------------------------------------------------------------------------------------------------------
Raster Investments, Inc                               197,000        197,000               0               0
P.O. Box 31367
Seven Mile Beach, Grand Cayman Islands
British West Indies
-------------------------------------------------------------------------------------------------------------
TOTAL                                               5,016,665      5,016,665         880,000         880,000
-------------------------------------------------------------------------------------------------------------

                                   EXHIBIT "B"

             CERTIFICATE OF DESIGNATIONS OF SERIES A PREFERRED STOCK

                                    [omitted]

                                   EXHIBIT "C"

                  AMERICAN VACATION RESORTS, INC. VOTING TRUST
                      BYLAWS AND ARTICLES OF INCORPORATION.

                                    [omitted]